UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

NEVADA GOLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52636	20-3724068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

800 E. Colorado Blvd., Suite 888
Pasadena, CA  91101
(Address of principal executive offices, including zip code)

(925) 938-0406
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report contains a summary of the material terms of an amendment to our Certificate of Incorporation that will be filed in connection with the transactions described herein.  Such summary is subject to, and is qualified in its entirety by reference to, the form of such Certificate of Amendment which is filed as an Exhibit to this Report and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2011, our Board of Directors increased the number of directors constituting the Board of Directors to six and elected Jianguo (Jason) Xu as a director to fill the vacancy on our Board of Directors created thereby.  Mr. Xu was elected to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified or his earlier death, resignation or removal.

Mr. Xu has been Vice President of Global Sourcing at Hybrid Kinetic Group (“Hybrid Kinetic”), the parent of our controlling stockholder, since April 2010.    Prior to joining Hybrid Kinetic, from January 2007 until March 2010, Mr. Xu was Engineering Manager of Magna Closures Group, an operating division of Magna International, and, from March 2001 through December 2006, he was Magna’s Senior Design Engineer.  Magna International designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, Asia, South America and Africa.

Mr. Xu holds a Bachelor Degree in Engineering from Huazhong University in China and a Master Degree of Science in Engineering from Shanghai Jiaotong University in China.

Item 5.07	Submission of Matters to a Vote of Security Holders

We have been a mineral exploration company which has been focused exclusively on identifying and developing large-scale gold deposits in Nevada.  On July 1, 2011, our Board of Directors adopted a new business strategy to engage in business activities beyond mining and, in connection with our new strategy, our Board of Directors and Far East Golden Resources Investment Limited, the holder of a majority of our outstanding shares of common stock, adopted resolutions authorizing (i) our company to change its name to “Global Hybrid Technologies, Inc.” and (ii) a one-for-fifty (1:50) reverse split of our common stock.

A Certificate of Amendment changing our corporate name to “Global Hybrid Technologies, Inc.” and effecting the authorized one-for-fifty (1:50) reverse stock split is expected to be filed with the Secretary of State of the State of Delaware as soon as practicable following (i) our filing and distribution to our stockholders of an Information Statement pursuant to Regulation 14C and (ii) approval of such actions by FINRA.

On July 1, 2011, our Board of Directors recommended that our stockholders amend Articles FIRST and FOURTH of our Certificate of Incorporation.  The amendment of Article FIRST will change our name to “Global Hybrid Technologies, Inc.”  The Amendment of Article FOURTH will add the following paragraph to the end thereof:

Reverse Stock Split.  Each fifty (50) of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either:  (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer.  Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable.  From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof.  The amount of capital represented by the new shares in the aggregate at the Split Effective Time shall be adjusted by the transfer of One Tenth of One Cent ($0.001) from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

Such amendments were approved by the written consent of holders of a majority of the outstanding shares of our common stock.  Under Delaware law, a meeting of stockholders is not required to approve the amendments.

On July 7, 2011, the record holder of an aggregate of 30,000,000 shares of our common stock (approximately 70% of the shares outstanding and entitled to vote) approved the amendments by written consent.

Unless our Board of Directors decides otherwise, the corporate actions reflected in such amendments will become effective for corporate purposes upon our filing of a Certificate of Amendment to our Certificate of Incorporation.  We expect to make such filing as soon as practicable following (i) our filing and distribution of an Information Statement pursuant to Regulation 14C and (ii) approval of such actions by FINRA.  The amendment will become effective for trading purposes upon approval by FINRA of a new trading symbol for our company.

Item 9.01.	Financial Statements and Exhibits

 (d)           Exhibits:

Exhibit No.	Exhibit Description

3.1	Form of Certificate of Amendment of the Company to be filed with the Delaware Secretary of State

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA GOLD HOLDINGS, INC.

Date: July 8, 2011	By:	/s/Vincent Wang
Vincent Wang, Secretary